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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of Equity Investor Fund,
Select Ten Portfolio 1998 International Series C, United Kingdom Portfolio, Defined Asset Funds:

We consent to the use in this Registration Statement No. 333-60523 of our report dated September 25, 1998, relating to the Statement of Condition of Equity Investor Fund, Select Ten Portfolio 1998 International Series C, United Kingdom Portfolio, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous-- Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
September 25, 1998